Exhibit 99.1
FOR IMMEDIATE RELEASE:
Tuesday, October 17, 2006
COMMERCE BANCSHARES, INC. REPORTS FIRST NINE
MONTHS EARNINGS PER SHARE GROWTH OF 3%
     Commerce Bancshares, Inc. announced earnings of $2.41 per share for the nine months ended September 30, 2006, an increase of 3% compared to $2.35 per share during the same period in 2005. Net income for the first nine months of 2006 amounted to $162.8 million compared with $167.0 million in the same period last year. The return on average assets for the first nine months ended September 30, 2006 was 1.56%, and the return on average equity was 16.1%. The efficiency ratio was 61.1%.
     For the three months ended September 30, 2006, earnings per share totaled $.81, a decrease of 9% compared with $.89 in the third quarter of 2005. Net income amounted to $54.5 million compared with $62.8 million in the same period last year, which included non-recurring tax benefits of $10.3 million or $.14 per share. The return on average assets for the three months ended September 30, 2006 was 1.50% and the return on average equity was 15.6%.
     In making this announcement, David W. Kemper, Chairman and CEO, said, “Despite a difficult interest rate environment, total revenues grew 3% for the first nine months when compared to the same period last year. Over this same period, average loans grew by 9%. This growth enhanced our earning asset mix while offsetting pressure on our interest margin. For the first nine months, fee revenue, led by our payment systems business, increased 6%. These factors, as well as low levels of net loan charge-offs, generated net income growth of 4% year over year, exclusive of one-time tax benefits recognized in the third quarter last year. Excluding these tax benefits, earnings per share for the first nine months of 2006 has grown 9%.”
     Mr. Kemper added, “Asset quality remained strong in the third quarter with annualized net loan charge-offs totaling .33% of average loans compared with .42% in the same quarter last year, as a result of lower losses in our credit card loan portfolio. Our allowance for loan losses totaled $131.8 million, or 1.34% of total outstanding loans, at the end of the third quarter.”
     Total assets at September 30, 2006 were $15.2 billion, total loans were $9.8 billion, and total deposits were $11.6 billion. At September 30, 2006, non-performing loans totaled $18.8 million or .19% of total loans. During the quarter, the Company completed the merger of West Pointe Bancorp, Inc., Belleville, Illinois, a one bank holding company with assets of $460 million, loans of $255 million and deposits of $381 million. Also, the Company completed the purchase of the banking business of Boone National Savings and Loan Association, Columbia, Missouri which had total loans and deposits of $127 million and $101 million, respectively.
(more)

     Commerce Bancshares, Inc. is a registered bank holding company offering a full line of banking services, including investment management and securities brokerage. The Company currently operates in approximately 360 locations in Missouri, Illinois, and Kansas. The Company also has operating subsidiaries involved in mortgage banking, credit related insurance, venture capital, and real estate activities.
     Posted to the Company’s web site is management’s discussion of third quarter results. To see this information, please visit our web site at www.commercebank.com.
* * * * * * * * * * * * * * *
For additional information, contact
Jeffery Aberdeen, Controller
at PO Box 419248, Kansas City, MO
or by telephone at (816) 234-2081
Web Site: http://www.commercebank.com
Email: mymoney@commercebank.com

(Amounts in thousands)	6/30/06	9/30/06	9/30/05
Non-Accrual Loans	$14,155	$18,845	$20,365
Foreclosed Real Estate	$1,793	$1,379	$675
Total Non-Performing Assets	$15,948	$20,224	$21,040
Non-Performing Assets to Loans	.17%	.21%	.24%
Non-Performing Assets to Total Assets	.11%	.13%	.15%
Loans 90 Days & Over Past Due — Still Accruing	$15,186	$16,251	$15,388

COMMERCE BANCSHARES, INC.
Management Discussion of Third Quarter Results
September 30, 2006
For the quarter ended September 30, 2006, net income amounted to $54.5 million, a decrease of 13.1% from the same quarter last year. Excluding non-recurring tax benefits of $10.3 million recorded in the 3rd quarter of 2005, net income in the current quarter increased 3.9% over the same period last year. For the current quarter, the return on average assets was 1.5%, the return on average equity was 15.6%, and the efficiency ratio was 61.2%. Compared to the 3rd quarter of last year, net interest income increased 2.3%, while non-interest income was up 4.3% and the provision for loan losses declined by 15.2%. Additionally, non-interest expense grew by 8.1% over the same period last year. During the quarter the Company completed its acquisition of West Pointe Bancorp Inc. and the purchase of the banking business of Boone National Savings and Loan Association.
Balance Sheet Review
During the 3rd quarter of 2006, average loans increased $318.7 million, or 3.5%, compared to the previous quarter, representing annualized growth of 13.8%. Average loans also increased $938.3 million, or 10.9%, compared to the same period last year. As part of the acquisition of both West Pointe and Boone, the Company added loans with a combined quarterly average balance of $178.6 million comprised mainly of business, business real estate and personal real estate loans. Compared to the 2nd quarter of 2006 and excluding these acquired loans, average loans grew by $140.1 million, or 6.1%, on an annualized basis. This internal growth was from increased construction, personal real estate, consumer banking and credit card lending, which grew $53.3 million, $35.3 million, $34.5 million, and $22.4 million respectively. Business loans declined on average by $14.9 million, while home equity loans declined by $5.4 million.
Available for sale investment securities, excluding fair value adjustments, increased on average by $43.1 million, or 1.3%, this quarter compared with the previous quarter. As part of the West Pointe acquisition, $46.8 million was added to the overall investment portfolio quarterly average balances. During the quarter, the Company sold securities comprised mainly of asset-backed securities with a par value of $145.2 million and recorded a pre-tax loss of $2.1 million. Also in the current quarter, the Company purchased investments of approximately $433 million, mainly consisting of CMO’s and municipal securities.
Total average deposits increased by $234.0 million, or 2.1%, during the 3rd quarter compared to the previous quarter and included the acquisition of West Pointe and Boone average deposits of approximately $198.6 million. Excluding these acquired balances, average deposits grew by $35.4 million over the previous quarter mainly due to growth in certificates of deposit ($135.5 million) and premium money market accounts ($19.7 million), partially offset by a decline in interest checking and other money market type deposits. The average loans to deposits ratio for the quarter amounted to 85.4%.
Average borrowings increased $324.8 million in the current quarter compared to the prior quarter mainly due to an increase of $324.0 million in repurchase agreement liabilities. This growth is partly due to increased customer activity, but also the result of the Company acquiring $288.0 million in structured repurchase agreements to mitigate interest rate risk. The increase in repurchase agreement borrowings reduced overnight Federal Funds purchases.
Net Interest Income
Net interest income in the 3rd quarter of 2006 amounted to $128.8 million, an increase of $2.3 million, or 1.8%, compared with the previous quarter and an increase of $2.9 million, or 2.3%, compared to the 3rd quarter of last year. During the 3rd quarter of 2006, the net yield on earning assets (tax-equivalent) was 3.84%, compared with 3.98% in the previous quarter and 3.86% in the same period last year.
The increase of $2.3 million in net interest income in the 3rd quarter of 2006 over the previous quarter was mainly the result of growth in loan interest income of approximately $12.2 million due to increases in both rates and average balances, coupled with an increase in interest income on both investment securities and reverse repurchase agreement assets, which also earned higher rates on increased balances. Offsetting this increase in interest income was higher interest expense of $8.9 million on interest-bearing deposits due to higher rates on most deposit products and growth in balances in various certificate of deposit products. Also, interest expense increased on other borrowings $5.9 million due to higher balances and rates on both Federal funds and repurchase agreement borrowings.
During the current quarter, the overall tax equivalent yield on interest earning assets increased 17 basis points to 6.42%, while the overall cost of interest bearing liabilities increased 34 basis points to 2.83%.
Non-Interest Income
For the 3rd quarter of 2006, total non-interest income amounted to $90.7 million, an increase of 4.3% compared to $86.9 million in the same period last year, and decreased slightly from $91.5 million in the previous quarter. Compared with the same period last year, this growth was mainly the result of higher bank card and trust fee income and higher gains on venture capital investments, partially offset by lower deposit account fees and lower gains on sales of student loans. Bank card fees for the quarter increased 10.0% over the same period last year, mainly from continued growth in fees earned on debit and corporate card transactions, which grew by 21.7% and 18.9%, respectively. Trust fees for the quarter increased 2.6%

COMMERCE BANCSHARES, INC.
Management Discussion of Third Quarter Results
September 30, 2006
over the same quarter last year as a result of higher fees on personal and corporate trust accounts. Deposit account fees decreased $1.5 million, or 4.8%, compared with the 3rd quarter of 2005, due to lower fees earned on overdrafts, which were down $1.3 million as a result of lower overdraft volumes.
During the current quarter, gains on sales of student loans totaled $900 thousand, compared with $1.1 million in the same period last year and $1.8 million in the previous quarter. Other non-interest income increased $563 thousand over the same period last year as a result of increased income on leasing activities, higher sweep, ATM, and check sale fees. The ratio of non-interest income to total revenue, excluding net securities gains, was 40.4% in the 3rd quarter of 2006.
Net securities gains amounted to $3.3 million for the 3rd quarter of 2006, which compared to $3.3 million in the previous quarter and $289 thousand in the 3rd quarter of 2005. Included in the 3rd quarter of 2006 was a gain of $2.2 million on the sale of MasterCard Inc. restricted shares the Company recently received, as well as realized gains and fair value adjustments of $3.3 million on certain private equity investments held by the Company’s venture capital subsidiaries. Minority interests related to the private equity gains totaled $507 thousand and was reported in other expense. Additionally, the Company sold certain asset-backed securities this quarter and recorded a pre-tax loss of $2.1 million.
Non-Interest Expense
Non-interest expense for the current quarter amounted to $132.3 million, an increase of $9.9 million, or 8.1%, compared with amounts recorded in the same period last year and was $2.8 million higher than amounts recorded in the prior quarter. Compared with the 3rd quarter of last year, salaries and benefits expense increased $5.5 million, or 8.2%, mainly as a result of higher full-time salaries (partly due to bank acquisitions in the 3rd quarter) and higher medical insurance costs, which were up $1.4 million over the same period last year. Full-time equivalent employees totaled 4,900 and 4,827 at September 30, 2006 and 2005, respectively.
Occupancy costs grew 7.1% over the same quarter last year, mainly a result of higher depreciation and outside rent expense. Equipment expense increased $1.3 million, or 21.8%, due in part to equipment moving costs associated with the relocation of a check processing function in the 3rd quarter. Data processing expenses increased 6.6% due to higher software amortization charges, while lower telephone and network costs resulted in a reduction in overall supplies and communication costs of 4.6%. The increase in other expense over the same quarter last year resulted mainly from higher costs for minority interests, operating lease depreciation and legal and professional costs.
Income Taxes
During the 3rd quarter of 2006, income tax expense amounted to $25.0 million, a decrease of $2.4 million from the previous quarter, but $6.4 million greater than the same quarter last year. The effective tax rate for the Company was 31.4% for the current quarter, compared with a rate of 33.1% in the previous quarter, and 22.9% in the 3rd quarter of 2005. The low effective tax rate in the 3rd quarter of 2005 resulted from the recognition of non-recurring tax benefits of $10.3 million mentioned above.
Credit Quality
Net loan charge-offs for the 3rd quarter of 2006 amounted to $7.9 million, compared with $5.7 million in the prior quarter and $9.1 million in the 3rd quarter of last year. The increase in net charge-offs in the 3rd quarter of 2006 compared to the previous quarter was the result of higher personal banking, credit card and overdraft charge-offs. Year-to-date, the ratio of net loan charge-offs to total average loans was .26% compared to .31% last year.
For the 3rd quarter of 2006, annualized net charge-offs on average credit card loans were 3.00%, compared with 4.19% in the same quarter last year and 3.01% in the 2nd quarter of 2006. The provision for loan losses for the quarter totaled $7.6 million, and was $1.9 million higher than the 2nd quarter 2006, but was $1.4 million lower than the 3rd quarter 2005 provision. The allowance for loan losses at September 30, 2006 amounted to $131.8 million, or 1.34%, of total loans.
Total non-performing assets amounted to $20.2 million, an increase of $4.3 million over the previous quarter and .21% of loans outstanding. Non-performing assets are comprised of non-accrual loans ($18.8 million) and foreclosed real estate ($1.4 million). Loans past due more than 90 days and still accruing interest totaled $16.3 million at September 30, 2006.
Other
The Company maintains a treasury stock buyback program. In October 2005, the Board of Directors approved the purchase of up to 5,000,000 shares of the Company’s common stock. During the quarter ended September 30, 2006, the Company purchased 82 thousand shares of treasury stock at an average cost of $50.25 per share.
Forward Looking Information
This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements.

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	For the Three Months Ended			For the Nine Months Ended
	June 30	Sept.	Sept.	Sept. 30	Sept. 30
(Unaudited)	2006	2006	2005	2006	2005

FINANCIAL SUMMARY (In thousands, except per share data)
Net interest income	$126,479	$128,753	$125,832	$378,967	$374,696
Taxable equivalent net interest income	128,009	130,621	126,914	383,718	376,952
Non-interest income	91,463	90,656	86,895	271,567	252,566
Provision for loan losses	5,672	7,575	8,934	17,679	16,805
Non-interest expense	129,550	132,304	122,387	391,815	369,321
Net income	55,333	54,548	62,791	162,825	167,005
Cash dividends	16,311	16,605	15,761	49,295	47,864
Net total loan charge-offs	5,694	7,875	9,056	17,980	19,893
Net business charge-offs (recov)	259	125	133	(697)	(2,536)
Net credit card charge-offs	4,387	4,588	5,879	12,723	15,906
Net personal banking charge-offs*	446	1,924	1,837	4,019	5,259
Net real estate charge-offs	80	175	492	—	267
Net overdraft charge-offs	522	1,063	715	1,935	997
Per share:
Net income — basic	$0.83	$0.82	$0.90	$2.44	$2.38
Net income — diluted	$0.82	$0.81	$0.89	$2.41	$2.35
Cash dividends	$0.245	$0.245	$0.229	$0.735	$0.686
Diluted wtd. average shares o/s	67,460	67,581	70,194	67,655	71,074

RATIOS
Average loans to deposits	84.27%	85.36%	82.67%	84.34%	80.49%
Return on total average assets	1.61%	1.50%	1.78%	1.56%	1.59%
Return on total average stockholders’ equity	16.59%	15.64%	18.12%	16.12%	16.09%
Non-interest income to revenue**	41.08%	40.42%	40.77%	40.93%	39.76%
Efficiency ratio***	60.35%	61.16%	57.61%	61.05%	59.30%

AT PERIOD END
Book value per share based on total stockholders’ equity	$20.08	$21.58	$19.85
Market value per share	$50.05	$50.57	$49.03
Allowance for loan losses as a percentage of loans	1.37%	1.34%	1.48%
Tier I leverage ratio	9.47%	9.47%	9.44%
Common shares outstanding	66,314,415	67,649,822	68,701,822
Shareholders of record	4,430	4,721	4,510
Number of bank/ATM locations	347	360	340
Number of bank charters	3	3	3
Full-time equivalent employees	4,868	4,900	4,827

		Sept. 30	Sept. 30
OTHER YTD INFORMATION		2006	2005

High market value per share		$53.20	$52.11
Low market value per share		$48.61	$43.94

*	Includes consumer, student and home equity loans

**	Revenue includes net interest income and non-interest income, excluding net securities gains/losses.

***	The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of net interest income and non-interest income (excluding net securities gains/losses).

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended			For the Nine Months Ended
(Unaudited)	June 30	Sept. 30	Sept. 30	Sept. 30	Sept. 30
(In thousands, except per share data)	2006	2006	2005	2006	2005

INTEREST INCOME
Interest and fees on loans	$161,188	$173,400	$134,653	$484,462	$378,418
Interest on investment securities	36,261	37,791	42,722	111,182	130,862
Interest on federal funds sold and securities purchased under agreements to resell	1,801	5,079	1,195	8,503	2,943

Total interest income	199,250	216,270	178,570	604,147	512,223

INTEREST EXPENSE
Interest on deposits:
Savings, interest checking and money market	23,002	26,301	14,461	68,910	37,110
Time open and C.D.’s of less than $100,000	19,448	23,238	13,351	59,417	35,794
Time open and C.D.’s of $100,000 and over	13,906	15,706	7,409	42,799	21,734
Interest on other borrowings	16,415	22,272	17,517	54,054	42,889

Total interest expense	72,771	87,517	52,738	225,180	137,527

Net interest income	126,479	128,753	125,832	378,967	374,696
Provision for loan losses	5,672	7,575	8,934	17,679	16,805

Net interest income after provision for loan losses	120,807	121,178	116,898	361,288	357,891

NON-INTEREST INCOME
Deposit account charges and other fees	28,910	29,723	31,117	86,130	82,894
Bank card transaction fees	23,558	24,187	21,981	69,453	62,783
Trust fees	17,992	17,805	17,353	53,616	50,787
Trading account profits and commissions	2,010	1,639	2,335	6,214	7,399
Consumer brokerage services	2,771	2,476	2,440	7,636	7,603
Loan fees and sales	2,745	1,956	2,397	8,444	10,642
Investment securities gains, net	3,284	3,324	289	9,011	5,273
Other	10,193	9,546	8,983	31,063	25,185

Total non-interest income	91,463	90,656	86,895	271,567	252,566

NON-INTEREST EXPENSE
Salaries and employee benefits	71,239	72,169	66,682	215,133	204,447
Net occupancy	10,230	11,009	10,277	32,216	29,582
Equipment	6,071	7,109	5,838	19,129	17,230
Supplies and communication	7,872	8,073	8,458	24,338	24,928
Data processing and software	12,631	12,904	12,108	37,928	35,632
Marketing	4,657	4,397	4,486	13,372	13,035
Other	16,850	16,643	14,538	49,699	44,467

Total non-interest expense	129,550	132,304	122,387	391,815	369,321

Income before income taxes	82,720	79,530	81,406	241,040	241,136
Less income taxes	27,387	24,982	18,615	78,215	74,131

NET INCOME	$55,333	$54,548	$62,791	$162,825	$167,005

Net income per share — basic	$0.83	$0.82	$0.90	$2.44	$2.38

Net income per share — diluted	$0.82	$0.81	$0.89	$2.41	$2.35

Cash dividends per common share	$0.245	$0.245	$0.229	$0.735	$0.686

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(Unaudited)	June 30	Sept. 30	Sept. 30
(In thousands)	2006	2006	2005

ASSETS
Loans, net of unearned income	$9,379,893	$9,833,190	$8,742,832
Allowance for loan losses	(128,446)	(131,834)	(129,306)

Net loans	9,251,447	9,701,356	8,613,526

Investment securities:
Available for sale	3,337,477	3,533,073	4,024,992
Trading	17,001	7,770	6,019
Non-marketable	81,401	87,301	79,181

Total investment securities	3,435,879	3,628,144	4,110,192

Federal funds sold and securities purchased under agreements to resell	237,072	495,262	115,900
Cash and due from banks	662,790	479,963	481,176
Land, buildings and equipment — net	367,954	388,337	376,999
Goodwill	48,522	100,933	48,522
Other intangible assets — net	43	13,325	50
Other assets	269,690	344,292	201,712

Total assets	$14,273,397	$15,151,612	$13,948,077

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing demand	$1,326,787	$1,205,193	$1,281,470
Savings, interest checking and money market	6,439,068	6,704,679	6,457,502
Time open and C.D.’s of less than $100,000	2,028,700	2,286,426	1,771,156
Time open and C.D.’s of $100,000 and over	1,247,790	1,368,140	840,700

Total deposits	11,042,345	11,564,438	10,350,828
Federal funds purchased and securities sold under agreements to repurchase	1,586,511	1,768,899	1,768,721
Other borrowings	144,919	166,372	370,729
Other liabilities	168,227	192,116	93,761

Total liabilities	12,942,002	13,691,825	12,584,039

Stockholders’ equity:
Preferred stock	—	—	—
Common stock	347,049	347,049	347,049
Capital surplus	385,358	384,343	381,433
Retained earnings	768,608	806,551	822,434
Treasury stock	(152,189)	(84,616)	(192,924)
Accumulated other comprehensive income (loss)	(17,431)	6,460	6,046

Total stockholders’ equity	1,331,395	1,459,787	1,364,038

Total liabilities and stockholders’ equity	$14,273,397	$15,151,612	$13,948,077

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE BALANCES

	For the Three Months Ended			For the Nine Months Ended
(Unaudited)	June 30	Sept. 30	Sept. 30	Sept. 30	Sept. 30
(Dollars in thousands)	2006	2006	2005	2006	2005

Loans:
Business	$2,694,246	$2,709,096	$2,356,938	$2,649,218	$2,303,147
Real estate — construction	508,127	582,542	518,638	511,236	480,207
Real estate — business	1,997,502	2,082,020	1,775,132	2,017,312	1,766,452
Real estate — personal	1,373,444	1,461,996	1,366,817	1,398,341	1,348,798
Consumer	1,333,105	1,373,127	1,267,466	1,331,847	1,228,911
Home equity	446,094	444,979	437,359	446,079	424,209
Student	285,540	278,960	321,283	307,857	368,168
Credit card	584,508	606,882	556,235	589,750	552,416
Overdrafts	11,836	13,548	14,973	15,142	14,302

Total loans	9,234,402	9,553,150	8,614,841	9,266,782	8,486,610

Investment securities (excluding unrealized gains and losses):
Available for sale	3,405,527	3,448,592	4,210,497	3,461,602	4,352,305
Trading	21,144	14,223	10,696	18,109	9,974
Non-marketable	86,658	86,230	80,613	85,640	77,825

Total investment securities	3,513,329	3,549,045	4,301,806	3,565,351	4,440,104

Federal funds sold and securities purchased under agreements to resell	142,651	378,404	126,930	221,802	119,171

Total interest earning assets	12,890,382	13,480,599	13,043,577	13,053,935	13,045,885

Total assets	13,800,313	14,431,791	13,986,905	13,982,110	14,026,873

Deposits:
Non-interest bearing deposits	663,820	644,103	602,016	635,309	668,827
Interest bearing deposits:
Savings	396,959	393,732	404,019	391,556	408,308
Interest checking	193,506	164,082	159,958	174,368	199,037
Money market	6,472,684	6,514,270	6,599,088	6,494,043	6,561,766
Time open & C.D.’s of less than $100,000	1,973,722	2,155,446	1,752,749	2,004,486	1,716,942
Time open & C.D.’s of $100,000 and over	1,257,161	1,320,235	902,654	1,287,974	988,865

Total interest bearing deposits	10,294,032	10,547,765	9,818,468	10,352,427	9,874,918

Total deposits	10,957,852	11,191,868	10,420,484	10,987,736	10,543,745

Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	1,213,925	1,580,998	1,724,082	1,341,879	1,620,341
Other borrowings	205,472	163,152	370,961	209,378	379,860

Total borrowings	1,419,397	1,744,150	2,095,043	1,551,257	2,000,201

Total interest bearing liabilities	11,713,429	12,291,915	11,913,511	11,903,684	11,875,119
Total stockholders’ equity	1,337,423	1,383,584	1,374,711	1,350,642	1,388,105

Net yield on interest earning assets (tax-equivalent basis)	3.98%	3.84%	3.86%	3.93%	3.86%